Exhibit 10.1
AMENDMENT TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
          This Amendment (this “Amendment”) to the Amended and Restated Employment Agreement (the “Amended Employment Agreement”), dated November 11, 2005, by and between Darwin Professional Underwriters, Inc., a Delaware corporation (the “Company”) and Stephen J. Sills (the “Executive”) is entered into as of this 27th day of June, 2008, to be effective as of the date hereof.
          WHEREAS, the Company and the Executive are parties to the Amended Employment Agreement;
          WHEREAS, in connection with, and as a condition of, the transactions contemplated under that certain Agreement and Plan of Merger between the Company, Allied World Assurance Company Holdings, Ltd, a Bermuda corporation (the “Merger Agreement”), the Company and the Executive have agreed to enter into this Amendment adding and modifying certain obligations of the Executive relating to conduct both during and following the Executive’s employment with the Company;
          WHEREAS, the Company has agreed to provide additional compensation in exchange for adding and modifying these obligations;
          WHEREAS, closing of the transactions contemplated under the Merger Agreement will result in a “Change of Control Event” (as defined in Section 10 of the Amended Employment Agreement); and
          WHEREAS, the Amended Employment Agreement is required to be amended for Section 409A of the Internal Revenue Code, as amended (the “Code).
          NOW, THEREFORE, the Amended Employment Agreement is hereby amended as follows effective as of the closing of the Merger:
          1. By adding the following sentence at the beginning of Section 8(c) as follows:
          “Notwithstanding anything to the contrary in this Section 8, the Executive’s employment with the Company shall be terminated effective immediately on a Change of Control Event resulting from the closing of the transactions contemplated under the Merger Agreement, and any such termination shall be treated for purposes of this Amended Employment Agreement in all respects as a termination of the Executive’s employment during the Employment Period by the Company without cause (as defined above).”
          2. By adding the following sentence at the end of Section 4:

          “A schedule listing all of the Executive’s accrued benefits as of the date hereof is attached as Appendix I to this Agreement.”
     3. By deleting Section 8(c)(ii) in its entirety and replacing it with the following:
          “(ii) the Executive shall be entitled to payment of $259,577 on March 15, 2009; provided, however, that this payment shall in no event be made earlier than six months and one day after the Executive’s termination of employment hereunder if such termination occurs on or after September 14, 2008;”
     4. By adding the following sentence at the end of Section 8(c)(iv):
          “For avoidance of doubt, no underwriting of policies after December 31st of the year in which the Change of Control Event occurs shall in any way impair or otherwise reduce the compensation payable to the Executive under the LTIP.”
          5. By adding the following new Section 8(c)(vii) at the end of Section 8(c) to read as follows:
          “, and (vii) a lump-sum payment, payable on the date of the closing of transactions contemplated by the Merger Agreement, equal to $973,413, less applicable minimum required tax withholdings.”
          6. By deleting Section 8(k) in its entirety and replacing it with the following:
          Any references to “termination of employment” or “terminate employment” shall mean a “separation from service” within the meaning of Section 409A of the Code. To the extent that any payment must be delayed under Section 8 of this Amended Employment Agreement until a date six months and a day after employment termination, the Company shall pay interest on the amount of the payment so delayed, until the date of payment, at a rate per annum equal to the 90-day U.S. Treasury rate. The Company shall use its reasonable best efforts prior to December 31, 2008 to amend its nonqualified deferred compensation plans that cover the Executive to comply with Section 409A of the Code (and applicable IRS regulations and guidance) in a manner that does not materially change the economic value of Executive’s compensation and benefits under any such plan.
          7. By adding the following definition to Section 10:
          “Merger Agreement” means the Agreement and Plan of Merger between the Company, Allied World Assurance Company Holdings, Ltd, a Bermuda corporation and Allied World MergerCo, a Delaware corporation, dated as of June 27, 2008.
          8. By deleting the caption and first paragraph of Section 12 (including clauses (i) and (ii)) in their entirety and replacing them with the following:
               “12. Noncompetition; Nondisclosure; Noninterference.”

          “The Company and the Executive agree that the services rendered by the Executive hereunder are unique and irreplaceable. The Executive hereby agrees that he will not, during the Employment Period and for a period of 24 months following the expiration of the Employment Period:
     (i) with respect to Bermuda (including any province thereof), any State of the United States of America or any other jurisdiction in which any member of the Company Group engages (or has committed plans to engage) in business during the Employment Period or, following termination of the Executive’s employment, was engaged in business (or had committed plans to engage) at the time of such termination of employment, the Executive shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any Person (other than any member of the Company Group), that engages in any Competitive Activities. Notwithstanding anything herein to the contrary, this shall not prevent the Executive from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly-held corporation or from being a passive investor in any mutual fund, hedge fund, private equity fund or similar pooled account so long as the Executive’s interest therein is less than three percent (3%) and he has no role in selecting or managing investments thereof; or
     (ii) directly or indirectly, for his own account or for the account of any other Person, engage in Interfering Activities.
     For purposes of this Section 12:
          “Company Group” means Allied World Assurance Company Holdings, Ltd, a Bermuda corporation, together with any direct or indirect subsidiary (including, without limitation, the Company).
          “Competitive Activities” shall mean any business activities in which any member of the Company Group is engaged, or has committed plans to engage, during the Employment Period.
          “Interfering Activities” shall mean (i) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce, any Person employed by, as agent of, or a service provider to, any member of the Company Group, to terminate (or, in the case of an agent or service provider, reduce) such Person’s employment, agency or service, as the case may be, with any member of the Company Group; provided, that the foregoing shall not be violated by general advertising not targeted at employees, agents or service providers of the Company Group nor by serving as a reference upon a Person’s request with regard to an entity with which Executive is not affiliated; (ii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any customer, supplier (including insurance brokers), licensee or other business relation of any member of the Company Group to cease doing business with or reduce the amount of business conducted with any member of the Company Group, or in any way interfere with the relationship between any such customer, supplier (including insurance brokers), licensee or business relation and any member of the Company Group; or (iii) hiring or attempting to hire, directly or indirectly through others, any individual who was employed by the Company or any other member of the Company Group within the twelve (12) month period prior to the date of such hiring.
          9. By deleting the clause (iii) of the second paragraph of Section 12 and replacing it in its entirety with the following:
          “(iii) he shall keep secret and retain in strictest confidence, and will not use for his benefit or the benefit of others, any and all confidential information relating to Alleghany, its Affiliates (which for purposes of this Section 12 shall exclude the Company) (the “Alleghany Group”), the Company or any other member of the Company Group, disclosed to him in the course of his employment hereunder, including, without limitation, trade secrets, customer lists and other secret or confidential aspects of any of their businesses, and the Executive further agrees that he shall not disclose such information to anyone outside of Allegany, in the case of confidential information relating to the Alleghany Group, and the Company or any other member of the Company Group in the case of confidential information relating to the Company or any other member of the Company Group, except in the performance by him of the services provided for hereunder or as required by law in connection with any judicial or administrative proceeding or inquiry (provided prior written notice thereof is given by the Executive to the Company (and, to the extent such information relates to the Alleghany Group, Alleghany) or with the prior written consent of the Company (or Alleghany, in the case of confidential information relating to the Alleghany Group) unless such information is know generally to the public or the trade through sources other than the Executive’s unauthorized disclosure; and”
          The effectiveness of this Amendment shall be conditioned upon the closing of the transactions contemplated by the Merger Agreement. In the event that the Merger Agreement terminates prior to the closing of the transactions contemplated thereby, this Amendment shall be void ab initio.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DARWIN PROFESSIONAL UNDERWRITERS, INC.

By:	/s/ Timothy J. Curry

Name:	Timothy J. Curry
Title:	Vice President

STEPHEN J. SILLS

/s/ Stephen J. Sills

Appendix I
Executive’s Schedule of Accrued Benefits:
All restricted stock awards made to the Executive and all outstanding and unexercised stock options granted to the Executive under the terms of the Company’s 2003 Stock Incentive Plan and the Company’s 2006 Stock Incentive Plan, inclusive.
Medical – Aetna POS 20, Family coverage with semi-monthly payroll deduction of $114.20 effective 7/1/08
Dental – Lincoln Financial, Family coverage with payroll deduction of $13.44 effective 7/1/08
Life Insurance/AD&D – Lincoln Financial, no employee cost
Short-term Disability – Lincoln Financial, no employee cost
Long-term Disability – Lincoln Financial, no employee cost
401(k) Plan
Flexible Spending – ADP
$5000 contribution selected
$2600 reimbursed to date
$2400 balance on account